AMERICAN GENERAL CORPORATION
               FORM 10-Q
  For the Quarter Ended June 30, 1995





                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        ($ in millions, except share data)

                                                         Six Months Ended
                                                             June 30,
                                                       1995           1994
Primary:

   Net income available to common stock .......           $ 355         $ 319

   Average shares outstanding
     Common shares ............................     204,797,065   211,497,388
     Assumed exercise of stock options ........         396,104       310,388

       Total ..................................     205,193,169   211,807,776

   Net income per share .......................           $1.73         $1.50


Fully Diluted:

   Net income .................................           $ 355         $ 319
   Plus:  Net dividends on convertible
     preferred securities of subsidiary .......               1             -

       Net income available to common stock ...           $ 356         $ 319


   Average shares outstanding
     Common shares ............................     204,797,065   211,497,388
     Assumed exercise of stock options ........         463,313       312,913
     Assumed conversion of preferred
       securities of subsidiary ...............       1,018,345             -

       Total ..................................     206,278,723   211,810,301

   Net income per share .......................           $1.73         $1.50
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